Exhibit 99.1

NEWS RELEASE
RAMBUS AND FREESCALE SIGN PATENT LICENSE AGREEMENT

Agreement covers memory controllers and serial links on logic integrated circuits

SUNNYVALE, CA — June 6, 2011 — Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies, announced today it has signed a patent license agreement with Freescale Semiconductor.  This agreement covers the use of Rambus patented innovations for memory controllers and serial links in a broad range of logic integrated circuit (IC) products offered by Freescale.  In addition, the two companies have settled all claims between them including resolution of past use of Rambus’ patented innovations.  The term of the patent license agreement is five years.  Other terms of the agreement are confidential.

“Freescale is the global leader in embedded processing solutions, and this agreement demonstrates the strength of our patented innovations for both memory controllers as well as serial links,” said Sharon Holt, senior vice president and general manager of the Semiconductor Business Group at Rambus.  “With our commitment to innovation, we will continue to develop breakthrough technology which helps our licensees make great electronic products that deliver the richest consumer experience.”

About Rambus Inc.
Founded in 1990, Rambus is one of the world's premier technology licensing companies. As a company of inventors, Rambus focuses on the development of technologies that enrich the end-user experience of electronic systems. Its breakthrough innovations and solutions help industry-leading companies bring superior products to market. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-standard solutions. Rambus has offices in California, North Carolina, Ohio, India, Germany, Japan, Korea, and Taiwan.  Additional information is available at www.rambus.com.

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Press Contact:
Linda Ashmore
Rambus Public Relations
(408) 462-8411
lashmore@rambus.com